Exhibit 99.1

ASSIGNMENT OF RIGHTS AGREEMENT

THIS AGREEMENT (this “Agreement”) is entered into as of June 15, 2005, between Harris Toibb, an individual (the “Purchaser”), Michael Toibb, an individual (the “Seller), and Omni Management Group, LLC f/k/a Robert L. Berger & Associates LLC as escrow agent (the “Escrow Agent”) under that certain Escrow Agreement dated as of June 16, 2004 by and among, Seller, Brilliant Digital Entertainment, Inc. (“BDE”) and the Escrow Agent.

RECITALS

A.                                   The Seller desires to sell to the Purchaser, and the Purchaser desires to buy from the Seller, all of the Seller’s economic interests in and arising from that certain Settlement Agreement and Mutual Release dated as of June 16, 2004 by and among BDE, Altnet, Inc. (“Altnet”), Detershan Pty. Ltd. (“Detershan”) and Michael Toibb (the “Settlement Agreement”), consisting of Seller’s right to receive from the Escrow Agent on June 16, 2005, or earlier, at the election of BDE, cash in the amount of One Million Dollars (the “Cash”) or 6,666,667 shares of Common Stock (the “Shares”) of BDE, a Delaware corporation.

B.                                     The Seller and the Purchaser desire to use the Escrow Agent to facilitate the delivery of the Cash or Shares directly to Purchaser in accordance with this Agreement, the Settlement Agreement and the Escrow Agreement.

NOW, THEREFORE, in consideration of and subject to the mutual agreements, terms and conditions herein contained, the receipt and sufficiency of which are hereby acknowledged, the Seller and the Purchaser agree as follows:

1.                                       Purchase and Sale of Shares.

1.1                                 Purchase of Shares.  The Purchaser hereby and agrees to purchase from the Seller, and the Seller hereby agrees to sell, assign, transfer and deliver to the Purchaser, the rights of the Seller to the Cash or Shares (at the election of BDE in accordance with the Settlement Agreement) for an aggregate consideration of $66,667 (the “Purchase Price”).

1.2                                 Delivery; Termination.  As soon as practicable on or before the execution and delivery of this Agreement, (a) the Seller shall confirm the prior delivery by BDE to the Escrow Agent, of a certificate representing the Shares, registered in the name of BDE with there being attached thereto, an executed stock assignment in blank (the “Share Delivery”), and (b) the Purchaser shall deliver the Purchase Price to the Seller, by delivery of one or more checks made payable to the Seller (the “Purchase Price Delivery”).  If either of the Share Delivery or the Purchase Price Delivery has not occurred on or before 11:59 p.m. Pacific Time on September 16, 2005, unless extended by agreement of Purchaser and Seller (such date referred to herein as the “Termination Date”), this Agreement shall terminate and be of no further force or effect, other than with respect to the Escrow Agent’s responsibilities under Section 4 below.

1.3                                 Further Assurances.  The Seller agrees to take such further actions, and will execute and deliver such further documents, as the Purchaser shall reasonably request in connection with the transactions contemplated hereby.

2.                                       Representations and Warranties of the Seller.  The Seller hereby represents and warrants to the Purchaser as follows:

2.1                                 Authorization; Binding Effect.  The Seller has the full legal right, authorization, and capacity to execute and deliver, and to perform its obligations under, this Agreement and the sale, transfer and delivery of the rights to the Cash or the Shares, subject to the election by BDE.  Seller has taken all action necessary to execute, deliver and perform its obligations under this Agreement.  This Agreement constitutes the valid obligation of Seller and is legally binding on and enforceable against Seller in accordance with its respective terms except as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium or other similar laws affecting creditors’ rights, and (ii) general principles of equity relating to the availability of equitable remedies (regardless of whether any applicable agreements are sought to be enforced in a proceeding at law or in equity).

2.2                                 No Conflict.  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, (i) conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of a material benefit under any provision of any mortgage, indenture, lease or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Seller or its properties or assets, or (ii) violate any provision of law, or any order, judgment or decree of any court or other governmental authority applicable to the Seller.  No consent, waiver, approval or authorization of any third party is required to be obtained on the part of the Seller in connection with the sale and transfer of the Shares pursuant to this Agreement.

2.3                                 Title to Cash or Shares.  The Seller has full, good, valid and marketable right, title and interest to the economic interests which represent the right to receive, at the election of BDE, the Cash or the Shares, owned by the Seller free and clear of any charge, equitable interest, lien, pledge, security interest, or other similar interest or right (collectively, “Lien”).  The Seller has the full legal right, power and authority, and any approval required by law, to sell, assign, transfer and deliver the rights to the Cash or the Shares under this Agreement and to make the representations, warranties, covenants and agreements made by the Seller under this Agreement.  At the time of the delivery of the Shares by the Escrow Agent in accordance with this Agreement, the Settlement Agreement and the Escrow Agreement, the Purchaser will acquire good and valid title to the Cash or the Shares being sold and transferred by the Seller hereunder, free and clear of all Liens.  The Seller has not entered into any agreements, understandings or undertakings with respect to the Shares being sold and transferred by the Seller under this Agreement pursuant to which the Seller is or may become obligated, directly or indirectly, to transfer, dispose of, or assign the Cash or the Shares, or which would result in any person placing a Lien upon the Cash or the Shares.

2.4                                 Compliance With Securities Laws.  Subject to and in reliance on the truth and accuracy of the Purchaser’s representations and warranties set forth in this Agreement, the offer, sale and delivery of the Shares by the Escrow Agent on behalf of the Seller (if such an election is made by BDE) to the Purchaser is exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) and any applicable state securities laws and neither the Seller nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemption.  The Seller is not an officer or director of the Company or an “affiliate” of the Company, as such term is defined in Rule 144 promulgated by the Securities and Exchange Commission.

3.                                       Representations and Warranties of Purchaser.  The Purchaser hereby represents and warrants to the Seller as follows:

3.1                                 Organization.  The Purchaser is an individual resident in California, with all requisite power and authority to own, lease and operate his properties and to conduct his business as presently conducted.

3.2                                 Authority.  The Purchaser has taken all action necessary for the authorization, execution, delivery and performance of this Agreement.  This Agreement has been duly executed and delivered by the Purchaser and constitutes the legal, valid and binding obligation of the Purchaser, enforceable in accordance with its terms, except to the extent limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws of general application related to the enforcement of creditors’ rights generally and (b) general principles of equity, and except that enforcement of rights to indemnification contained herein may be limited by applicable federal or state laws or the public policy underlying such laws, regardless of whether enforcement is considered in a proceeding in equity or at law.

3.3                                 Investment.  The Purchaser is acquiring the Shares for investment for its own account, not as a nominee or agent, and not with a view to, or for resale in connection with, any distribution thereof except in compliance with applicable securities laws.  The Purchaser understands that the Shares have not been registered under the Securities Act and are being sold pursuant to an exemption from the registration requirements of the Securities Act.  The Purchaser is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act.

3.4                                 Restricted Securities.  The Purchaser understands that the Shares are restricted securities under the Securities Act insofar as they are being acquired from the Seller and, indirectly from BDE, the issuer, in a transaction not involving a public offering and that under the Securities Act and applicable regulations promulgated thereunder the Shares may be resold without registration under the Securities Act only in certain limited circumstances.  The Purchaser is familiar with Rule 144 promulgated by the Securities and Exchange Commission, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.  The certificate representing the Shares may bear a legend in substantially the following form:

THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY OTHER APPLICABLE SECURITIES LAWS AND HAVE BEEN ISSUED IN RELIANCE UPON AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH OTHER SECURITIES LAWS.  NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED, HYPOTHECATED OR OTHERWISE DISPOSED OF, EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR

PURSUANT TO A TRANSACTION THAT IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION.

4.                                       Escrow Agent.

4.1                                 Escrow Instructions.  The Purchaser and the Seller hereby agree that the Escrow Agent shall deliver the Cash or the Share Delivery to the Purchaser at the address of the Purchaser set forth on the Signature Page, in accordance with this Agreement, the Settlement Agreement and the Escrow Agreement.

4.2                                 Escrow Agent Terms.

4.2.1                        If a dispute arises between the Seller and the Purchaser with respect to the transactions described in this Agreement, the Escrow Agent shall be entitled to deliver the Cash or the Share Delivery to a court with appropriate jurisdiction, thereby relieving the Escrow Agent from all further duties or responsibilities with respect thereto.

4.2.2                        The Escrow Agent shall have and may exercise the powers specifically delegated to it hereunder, together with such powers as are reasonably incidental thereto, but the Escrow Agent shall not have any implied duties or obligations to take any action hereunder except an action specifically provided by this Agreement to be taken by the Escrow Agent.  The Escrow Agent shall not be liable to the Seller, the Purchaser or any other party for any action taken or omitted to be taken by the Escrow Agent hereunder or in connection herewith (except for gross negligence, willful misconduct or fraud).  The Escrow Agent may execute any of its duties hereunder by or through its officers, employees, agents and attorneys-in-fact.

4.2.3                        The Escrow Agent shall in all cases be entitled to rely upon, and be fully protected in acting or in refraining from acting under, this Agreement or in accordance with any and all written notices, demands, objections, directions and orders or other documents received by it in accordance with this Agreement (together with this Agreement, collectively, the “Documents”); provided that the Escrow Agent is of the belief that the Documents are genuine, correct in all material respects, and have been executed or delivered by the proper person or entity.

4.2.4                        The Seller and the Purchaser agree that:  (i) the Escrow Agent assumes no responsibility for, and shall not be liable for, the performance of the obligations of either the Seller or the Purchaser as contained in this Agreement or the other Documents; (ii) the Escrow Agent is only obligated as set forth in the Escrow Agreement, the Settlement Agreement and this Agreement, including but limited to holding the Cash or the Share Delivery in escrow and delivering it in the manner described herein and therein; and (iii) except for actions or claims made by the Seller or the Purchaser arising out of the Escrow Agent’s gross negligence, willful misconduct or fraud in connection with the Escrow Agent’s duties hereunder, the Seller and the Purchaser, jointly and severally, agree to indemnify and hold harmless the Escrow Agent from and against all other actions and claims, including but not limited to costs and attorneys’ fees, arising out of or in connection with this Agreement.

5.                                       Miscellaneous.

5.1                                 Waiver, Amendment.  Neither this Agreement nor any provisions hereof shall be waived, modified, changed, discharged or terminated except by an instrument in writing signed by the party against whom any waiver, modification, change, discharge or termination is sought.

5.2                                 Assignability.  Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by either the Seller or the Purchaser, without the prior written consent of each other party.

5.3                                 Section and Other Headings.  The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

5.4                                 Governing Law; Consent to Exclusive Jurisdiction.  This Agreement and the performance of the obligations of the parties hereunder will be governed by and construed in accordance with the laws of the State of California, without giving effect to any choice of law principles.  THE PARTIES HEREBY CONSENT TO THE EXCLUSIVE JURISDICTION OF A FEDERAL COURT LOCATED WITHIN THE CITY AND COUNTY OF LOS ANGELES, STATE OF CALIFORNIA, (OR IF THERE SHALL NOT BE FEDERAL JURISDICTION IN SUCH COURT, A STATE COURT LOCATED WITHIN THE CITY AND COUNTY OF LOS ANGELES, STATE OF CALIFORNIA) AND IRREVOCABLY AGREE THAT ALL ACTIONS OR PROCEEDINGS RELATING TO OR ARISING OUT OF THIS AGREEMENT OR ANY AGREEMENTS EXECUTED IN CONNECTION WITH THIS AGREEMENT SHALL BE TRIED AND LITIGATED ONLY IN SUCH COURT.  EACH OF THEM HEREBY WAIVES TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW, AND AGREES NOT TO ASSERT, BY WAY OF MOTION, AS A DEFENSE OR OTHERWISE, IN ANY SUCH ACTION, SUIT, OR PROCEEDING, ANY CLAIM THAT IT IS NOT SUBJECT PERSONALLY TO THE JURISDICTION OF THE ABOVE-NAMED COURTS, THAT IT IS IMMUNE FROM EXTRATERRITORIAL INJUNCTIVE RELIEF OR OTHER INJUNCTIVE RELIEF, THAT ITS PROPERTY IS EXEMPT OR IMMUNE FROM ATTACHMENT OR EXECUTION, THAT ANY SUCH ACTION, SUIT, OR PROCEEDING MAY NOT BE BROUGHT OR MAINTAINED IN ONE OF THE ABOVE-NAMED COURTS, THAT ANY SUCH ACTION, SUIT OR PROCEEDING BROUGHT OR MAINTAINED IN ONE OF THE ABOVE-NAMED COURTS SHOULD BE DISMISSED ON THE GROUNDS OF FORUM NON CONVENIENS, SHOULD BE TRANSFERRED TO ANY COURT OTHER THAN ONE OF THE ABOVE-NAMED COURTS, OR THAT THIS PLEDGE AGREEMENT OR THE SUBJECT MATTER HEREOF MAY NOT BE ENFORCED IN OR BY ANY OF THE ABOVE-NAMED COURTS.  EACH OF THEM HEREBY CONSENTS TO SERVICE OF PROCESS IN ANY SUCH ACTION, SUIT, OR PROCEEDING IN ANY MANNER PERMITTED BY THE LAWS OF THE STATE OF CALIFORNIA, AGREES THAT SERVICE OF PROCESS BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE PERSONS AND AT THE ADDRESSES SET FORTH HEREIN, IS REASONABLY CALCULATED TO GIVE ACTUAL NOTICE, AND WAIVES AND AGREES NOT TO ASSERT BY WAY OF MOTION, AS A DEFENSE OR OTHERWISE, IN ANY SUCH ACTION, SUIT OR PROCEEDING ANY CLAIM THAT SUCH

SERVICE OF PROCESS DOES NOT CONSTITUTE GOOD AND SUFFICIENT SERVICE OF PROCESS.

5.5                                 Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which together shall be deemed to be one and the same agreement binding on all parties hereto, notwithstanding that all parties are not signatory to the original or the same counterpart.  This Agreement may be executed by facsimile.

5.6           Notices.  All notices, communications and deliveries required or permitted hereunder shall be made in writing signed by the party giving the same, shall specify the section herein pursuant to which the same is given or being made, and shall be delivered personally, by overnight delivery (with evidence of delivery and postage and other fees prepaid), by registered or certified mail or by facsimile to the address set forth on the signature page hereto, or to such other representative or at such other address of a party of which such party may hereafter give notice to the other parties as provided above.  Any such notice, communication or delivery will be deemed given or made (i) on the date of delivery if delivered in person, (ii) on the first (1st) business day after delivery to a national overnight courier service, (iii) on the fifth (5th) business day after it is mailed by registered or certified mail, or (iv) upon receipt of confirmation if sent via facsimile.

5.7                                 Binding Effect.  The provisions of this Agreement shall be binding upon and accrue to the benefit of the parties hereto and their respective heirs, legal representatives, permitted successors and assigns.

5.8                                 Attorneys.  The law firm of Stutman Treister & Glatt Professional Corporation has and continues to provide legal services to Purchaser and Seller and their affiliates. Purchaser and Seller expressly waive and all conflicts of interest or other ethical constraints which may be imposed upon such firm and its professionals as a direct or indirect result of representing, historically, currently or in the future, both or either of Purchaser and/ or Seller and their respective affiliates in this or unrelated matters.  Each of Seller and Purchaser has been informed of the consequences of the law firm representing both such parties to this transaction or in any other transaction, have been offered the opportunity to seek the advice of other counsel and have chosen to not so do and, instead, have chosen to proceed with this transaction, recognizing that this Agreement has been drafted by such law firm and advice as to legal matters relating thereto has been rendered to both parties for their benefit.  All economic terms have been negotiated by the Purchaser and the Seller without the involvement of such counsel.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Assignment of Rights Agreement as of the date first above written.

SELLER:

MICHAEL TOIBB

/s/ Michael Toibb
Name: Michael Toibb

	Address:	1044 4th Street, Unit #115
Santa Monica, CA 90403
Fax: (818) 883-5636

PURCHASER:

HARRIS TOIBB

/s/ Harris Toibb
Name: Harris Toibb

	Address:	c/o Harris Toibb
307 21st Street
Santa Monica, CA 90402
Fax: (310) 395-8325

ESCROW AGENT:

/s/ Robert Berger
By: Robert Berger

	Address:	Omni Management Group, LLC f/k/a
Robert L. Berger & Associates
16501 Ventura Boulevard, Suite 440
Encino, CA 91436-2007
Fax: (818) 783-2737

ACKNOWLEDGED AND AGREED:

BRILLIANT DIGITAL ENTERTAINMENT, INC.

/s/ Anthony Neumann
By: Anthony Neumann